Contact Gold Corp.

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

As at and for the three and nine months ended September 30, 2021, 2020, and as at January 1, 2020

(Expressed in Canadian dollars)

Contact Gold Corp.

Condensed Interim Consolidated Statements of Financial Position

Unaudited

(Expressed in Canadian dollars)

As at

	Notes	September 30, 2021	December 31, 2020 (as restated - Note 14)	January 1, 2020 (as restated - Note 14)
		$	$	$
Assets

Current assets
Cash and cash equivalents		713,231	4,753,148	844,169
Receivables, prepaids and deposits	5	422,372	409,796	394,574
Total current assets		1,135,603	5,162,944	1,238,743

Non-current assets
Marketable securities		22,500	150,000	56,250
Fixed assets		3,622	8,257	16,212
Exploration properties	6	29,223,924	29,222,378	36,445,812
Total non-current assets		29,250,046	29,380,635	36,518,274

Total assets		30,385,649	34,543,579	37,757,017

Liabilities and shareholders' equity

Current liabilities
Payables and accrued liabilities	7, 10	391,424	379,765	468,058
Other current liabilities	6(c)	37,306	32,733	33,376
Total current liabilities		428,730	412,498	501,434

Non-current liabilities
Redeemable preferred shares		-	-	13,246,524
Other non-current liabilities	6(a),6(b),6(c)	173,137	169,195	51,622
Total non-current liabilities		173,137	169,195	13,298,146

Total liabilities		601,867	581,693	13,799,580

Shareholders' equity
Share capital	9	72,440,354	72,387,426	47,084,203
Contributed surplus	9(c)	6,536,536	6,075,498	3,012,870
Accumulated other comprehensive loss		(2,108,666)	(2,045,437)	(1,398,180)
Accumulated deficit		(47,084,442)	(42,455,601)	(24,741,456)
Total shareholders' equity		29,783,782	33,961,886	23,957,437

Total liabilities and shareholders' equity		30,385,649	34,543,579	37,757,017

Nature of operations and going concern	1, 2, 3
Subsequent events	13

The accompanying notes form an integral part of these condensed interim consolidated financial statements

Approved by the Board of Directors:

"Riyaz Lalani", Director	"John Dorward", Director

Contact Gold Corp.

Condensed Interim Consolidated Statements of Loss and Comprehensive Loss

Unaudited

(Expressed in Canadian dollars, except share amounts)

		Three months ended		Nine months ended
	Notes	September 30, 2021	September 30, 2020 (as restated - Note 14)	September 30, 2021	September 30, 2020 (as restated - Note 14)
		$	$	$	$
Operating expenses:

Loss on redemption of preferred shares		-	3,605,230	-	3,605,230
Exploration and evaluation expenditures	6	464,068	831,536	2,486,577	1,505,027
Accretion of redeemable preferred stock obligation		-	682,467	-	1,956,008
Wages and salaries		287,392	303,772	860,849	956,109
Professional, legal & advisory fees		91,744	51,257	609,449	277,698
Stock-based compensation	9(c), 9(e)	53,743	58,619	282,805	211,668
Administrative, office and general		76,974	51,154	206,454	192,394
Gain on change in fair value of embedded derivatives		-	(185,391)	-	(634,417)
Investor relations, promotion, and advertising		29,239	53,482	152,914	137,419
Accretion of Cobb Creek obligation	6(c)	2,909	4,264	8,222	12,355
Interest and other income		-	-	(1,713)	(100)
Foreign exchange loss (gain)		(17,368)	(269,395)	23,284	361,660
Loss before income taxes		988,701	5,186,995	4,628,841	8,581,051

Income taxes		-	-	-	-

Loss for the period		988,701	5,186,995	4,628,841	8,581,051

Other comprehensive income (loss)
Items that may be reclassified subsequently to net loss
Exchange differences on translation of foreign operations	6	807,639	(801,076)	1,771	996,932
Items that will not be reclassified subsequently to net loss
Net unrealized gain (loss) on financial assets	6(c)	-	(15,000)	(65,000)	11,250

Total loss and comprehensive loss for the period		181,062	6,003,071	4,692,070	7,572,869

Loss per Contact Share	9(e)
Basic and diluted loss per share		$0.00	$0.05	$0.02	$0.09
Weighted average number of Contact Shares (basic and diluted)		241,282,072	98,868,559	240,975,055	91,085,060

The accompanying notes form an integral part of these condensed interim consolidated financial statements

Contact Gold Corp.

Condensed Interim Consolidated Statement of Shareholders' Equity

Unaudited

(Expressed in Canadian dollars, except share amounts)

	Common Shares
	Shares	Amount	Contributed surplus	Accumulated other comprehensive income (loss)	Accumulated deficit	Total shareholders' equity
	(Notes 6(a), 9 and 13)		(Note 9)
	#	$	$	$	$	$
Balance as at January 1, 2020 (as restated - Note 14)	84,471,973	47,084,203	3,012,870	(1,398,180)	(24,741,456)	23,957,437
2020 Private Placement	12,500,000	582,894	667,106	-	-	1,250,000
2020 Public Offering	73,870,000	13,053,201	1,720,799	-	-	14,774,000
2020 Shares issued pursuant to conversion of private placement rights	69,412,978	13,535,531	-	-	-	13,535,531
2020 shares issued pursuant to acquisition of Green Springs	362,941	66,960	-	-	-	66,960
2020 shares issued pursuant to exercised of Warrants	140,000	28,476	(7,476)	-	-	21,000
Share issue costs	-	(1,987,592)	198,246	-	-	(1,789,346)
Stock-based compensation	-	-	364,379	-	-	364,379
Restricted shares	-	31,945	-	-	-	31,945
Cumulative translation adjustment	-	-	-	1,008,182	-	1,008,182
Loss for the period	-	-	-	-	(8,581,051)	(8,581,051)

Balance as at September 30, 2020	240,757,892	72,395,618	5,955,924	(389,998)	(33,322,507)	44,639,037

Balance as at December 31, 2020 (as restated - Note 14)	240,757,892	72,387,426	6,075,498	(2,045,437)	(42,455,601)	33,961,886
Shares issued pursuant to exercise of RSUs	79,735	15,150	(15,150)	-	-	-
Shares issued pursuant to exercise of DSUs	444,445	37,778	(37,778)	-	-	-
Stock-based compensation	-	-	513,966	-	-	513,966
Cumulative translation adjustment	-	-	-	(63,229)	-	(63,229)
Loss for the period	-	-	-	-	(4,628,841)	(4,628,841)

Balance as at September 30, 2021	241,282,072	72,440,354	6,536,536	(2,108,666)	(47,084,442)	29,783,782

The accompanying notes form an integral part of these condensed interim consolidated financial statements

Contact Gold Corp.
Condensed Interim Consolidated Statements of Cash Flows
Unaudited
(Expressed in Canadian dollars)

		For the nine months ended
	Notes	September 30, 2021	September 30, 2020
		$	$
Cash flows from operating activities		(4,628,841)	(8,581,051)
Loss for the period
Adjusted for:
Movements in working capital:
Receivables	6	77,851	59,210
Prepaids and deposits	5	(71,564)	(155,061)
Payables and accrued liabilities	7	11,659	474,737
Gain relating to change in fair value of embedded derivatives		-	(634,417)
Loss on redemption of Preferred Shares		-	3,605,230
Accretion of Contact Preferred Shares host		-	1,956,008
Foreign exchange relating to Contact Preferred Shares		-	362,185
Stock-based compensation	9(c)	513,966	396,324
Foreign exchange on translation of cash balances during the period		23,284	(525)
Accretion of Cobb Creek obligation	6(c)	8,222	12,355
Foreign exchange impact on Cobb Creek obligation		2,665	14,467
Amortization		4,558	8,927
Other (income) loss		(1,000)	100
Net cash used in operating activities		(4,059,200)	(2,481,511)

Cash flows from investing activities
Change in working capital related to exploration property interests		18,863	-
Cash received from farm-out of South Carlin Projects	6(d)	25,432	-

Net cash due to investing activities		44,295	-

Cash flows from financing activities
Cash received from 2020 Private Placement, net		-	1,250,000
Share issue costs, paid on 2020 Private Placement		-	(84,116)
Cash received from Public Offering, net		-	14,774,000
Share issue costs, paid on Public Offering		-	(1,254,180)
Share issue costs, paid on Preferred Shares Redemption		-	(71,733)
Cash paid on Redemption of Preferred Shares		-	(5,000,000)
Cash received from exercises of Warrants		-	21,000
Change in working capital attributable to share issue costs		(20,000)	-
Interest income on cash and cash equivalents, net		713	-

Net cash due to financing activities		(19,287)	9,634,971

Effects of exchange rates changes on the balance of cash held in foreign currencies		(5,725)	(161)

Net increase (decrease) in cash		(4,039,917)	7,153,299

Cash and cash equivalents, beginning of period		4,753,148	844,169

Cash and cash equivalents, end of the period		713,231	7,997,468

The accompanying notes form an integral part of these condensed interim consolidated financial statements

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

1. NATURE OF OPERATIONS

Nature of Business

Originally incorporated as Winwell Ventures Inc. ("Winwell") under the Business Corporations Act (Yukon) on May 26, 2000, Contact Gold Corp. (the "Company," or "Contact Gold") was continued under the laws of the State of Nevada on June 7, 2017 as part of a series of transactions that included a reverse acquisition of a non-operating company (the "RTO Transaction"), and the acquisition of a 100% interest in Clover Nevada II LLC ("Clover"), a Nevada limited liability company holding a portfolio of gold properties located on Nevada's Carlin, Independence and Northern Nevada Rift gold trends (the "Contact Properties") in the State of Nevada (the "Clover Acquisition").

The Company began trading on the TSX Venture Exchange ("TSXV") under the symbol "C" on June 15, 2017.

Contact Gold Corp. was subsequently continued to the Province of British Columbia ("B.C.") as part of an internal reorganization that closed on June 4, 2021 (Note 2).

The Company is engaged in the acquisition, exploration, and development of exploration properties in Nevada. The Company is domiciled in Canada and maintains a head office at 1050-400 Burrard St., Vancouver, B.C., Canada.

2. REPATRIATION AND RE-ADOPTION OF IFRS

Repatriation Transaction

On June 4, 2021, the Company completed an internal reorganization designed to redomicile Contact Gold Corp. from incorporation in the State of Nevada to B.C. (the "Repatriation Transaction").

The Repatriation Transaction included:

a) the completion of a plan of conversion (the "Conversion") to continue into B.C. (the "Continuation"), and

b) immediately following the Continuation, the completion of a plan of arrangement (the "Plan of Arrangement") between the Company, its securityholders, and 1299311 B.C. Ltd., a newly-incorporated and wholly-owned subsidiary ("BC Amalco"), which among other things, included the vertical amalgamation between the re-domiciled Contact Gold Corp. and BC Amalco (the "Amalgamation").

Pursuant to the Repatriation Transaction, Contact Gold shareholders received or shall be entitled to receive, for every one share of common stock of Nevada-incorporated Contact Gold ("old Common Stock"), one common share of the now British Columbia incorporated Contact Gold Corp. (a "Contact Share").  Pursuant to the Arrangement, shares of the old Common Stock were de-listed from the TSXV, and the Contact Shares were listed and posted for trading on the TSXV effective as of market open on June 9, 2021, with no change to the Company's ticker symbol (TSXV: C). The transaction to amalgamate BC Amalco had no accounting impact on the Interim Financial Statements.

Change of Accounting Policies

Pursuant to a decision document dated December 24, 2019 (2019 BCSECCOM 451), issued by the British Columbia Securities Commission (as principal regulator) and the Ontario Securities Commission under National Policy 11, 203 - Process for Exemptive Relief Applications in Multiple Jurisdictions (the "Order"), in order to streamline regulatorily-required reporting obligations as an entity incorporated in the United States, the Company was granted an exemption from the Canadian securities regulatory authorities in each jurisdiction where the Company is a reporting issuer (the "Commissions") from having to prepare its consolidated financial statements in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") and the interpretations of the International Financial Reporting Interpretations Committee ("IFRIC").

Pursuant to the Order, the Company was permitted to file its consolidated financial statements in accordance with United States Generally Accepted Auditing Principles ("US GAAP"), and have such financial statements audited pursuant to the rules and standards of the United States Public Company Accounting Oversight Board. The exemptive relief provided under the Order was conditional on the Company meeting certain conditions and requirements, including, among other things, a requirement for the Company to be incorporated under the laws of a jurisdiction in the United States (meeting the definition of a U.S. domestic entity).  Pursuant to having completed the Continuance, the exemption under the Order is no longer available to the Company, and accordingly, Contact Gold has reverted to preparing and reporting its consolidated financial statements pursuant to IFRS.

Prior to receipt of the Order the Company had prepared its financial statements in accordance with IFRS.  For ease of transition, the Company has elected not to adopt IFRS 1, First-time Adoption of IFRS ("IFRS 1"), and with reference to IAS 8, Accounting Policies, Changes in Accounting Estimates and Errors ("IAS 8"), has instead applied IFRS retrospectively  as if Contact Gold had continued to report its consolidated financial statements pursuant to IFRS on an uninterrupted basis (the "Re-adoption").  Accordingly, the Company has elected to change all of its accounting policies to comply with IFRS (Note 3).  The disclosures concerning the Re-adoption are included in Note 14.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Unaudited interim financial data

These unaudited condensed interim consolidated financial statements for the three- and nine-month periods ended September 30, 2021 and 2020 (the "Interim Financial Statements"), have been prepared in accordance with IAS 34, Interim Financial Reporting.  As described at Notes 2 and 14, the Company has re-adopted IFRS retrospectively.  The Company uses the same accounting policies and methods of computation across all periods presented in the Interim Financial Statements pursuant to the Re-adoption.

These Interim Financial Statements are presented on a historical cost basis, except for derivative financial instruments which have been measured at fair value, and are presented in Canadian dollars ("$"), except where otherwise indicated. Amounts in United States dollars are presented as "USD".

US GAAP differs in some respects from IFRS, and accordingly these Interim Financial Statements will have limited comparability to the previously prepared annual consolidated financial statements of the Company for the years ended December 31, 2020 and 2019.

In the opinion of management, the Interim Financial Statements reflect all normal and recurring adjustments necessary for the fair presentation of the Company's financial position as at September 30, 2021, December 31, 2020, and January 1, 2020, and results of its operations for each of the three- and nine-month periods ended September 30, 2021 and 2020. The results for three- and nine-month periods ended September 30, 2021 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2021, or for any other future annual or interim period.

The Board of Directors of the Company (the "Board") authorized the Interim Financial Statements for issuance on November 18, 2021.

b. Going concern

The Interim Financial Statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future; and do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

In March 2020, the World Health Organization declared coronavirus COVID-19 ("COVID-19") a global pandemic. This contagious disease outbreak, which has continued to mutate and spread, and any related adverse public health developments, has adversely affected workforces, economies, and financial markets globally, potentially leading to an economic downturn.  As of the date these financial statements are issued, management doesn't believe that COVID-19 has had a negative impact on the Company's ability to access and explore its current properties, but are aware that it may impact the Company's ability to raise money or explore its properties should travel restrictions be extended or expanded in scope. It is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak or its effects on the Company's business or ability to raise funds.

Contact Gold recorded a loss of $4.63 million and a comprehensive loss of $4.69 million for the nine months ended September 30, 2021.  As at September 30, 2021, Contact Gold has an accumulated deficit of $47.08 million, and working capital of $0.71 million.  The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.

Contact Gold's continuation as a going concern depends on its ability to successfully raise capital.  Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company; therefore giving rise to a material uncertainty which may cast significant doubt as to whether Contact Gold's cash resources and working capital will be sufficient to enable the Company to continue as a going concern for the 12-month period after the date of these Interim Financial Statements.  Consequently, management is pursuing various financing alternatives to fund operations and advance its business plan. To facilitate the management of its capital requirements, the Company prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. The Company may determine to reduce the level of activity and expenditures, or divest of certain mineral property assets, to preserve working capital and alleviate any going concern risk. In order to satisfy its capital requirements and undertake its planned exploration program into 2022 the Company acknowledges that it will be necessary to raise funds, likely through a capital raise in the second half of the year. There is no guarantee that any contemplated transaction will be concluded.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

c. Basis of consolidation

The Interim Financial Statements include the financial statements of the parent company, Contact Gold Corp., and its subsidiaries, as listed below:

Name of subsidiary	Principal activity	Location	Ownership interest
Carlin Opportunities Inc. ("Carlin")	Holding company	Canada	100%
Contact Gold US Holding Corp. ("CGUS")[1]	Holding company	United States	100%
Clover Nevada II LLC ("Clover")	Mineral exploration	United States	100%

1 Incorporated on April 19, 2021

Pursuant to the Plan of Arrangement, BC Amalco, which was incorporated on April 12, 2021, was amalgamated with Contact Gold Corp. on June 4, 2021 as a step in the Repatriation Transaction.

Pursuant to having completed the RTO Transaction on June 7, 2017, Carlin was identified as the accounting acquirer and is presented in the Interim Financial Statements as the parent company.  All significant intercompany transactions are eliminated on consolidation.

d. Foreign exchange

Items included in the Interim Financial Statements are measured using the currency of the primary economic environment in which the Company operates (the "functional currency").  Each of Carlin and Contact Gold Corp. raise financing and incur expenditures in Canadian dollars, giving rise to a $ functional currency; Clover and CGUS generally incur expenditures and receive funding from the Company in United States dollars ("USD"), and accordingly have a USD functional currency.

Determination of functional currency involves certain judgments to determine the primary economic environment in which the company operates, and management of the parent entity reconsiders the functional currency of its entities if there is a change in events and conditions which determined the primary economic environment.

In preparing the Interim Financial Statements, transactions in currencies other than the Company's functional currency are recorded at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary assets and liabilities that are in a currency other than $ are retranslated at the rates prevailing at that date, giving rise to foreign exchange gains and losses in the consolidated statements of loss and comprehensive loss. Foreign currency non-monetary items that are measured in terms of historical cost are not retranslated.

Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuated significantly during that period, in which case, the exchange rates at the dates of the transactions are used.

e. Exploration property acquisition costs

Exploration property acquisition costs are capitalized. The application of the Company's accounting policy for exploration property acquisition and transaction costs requires judgment to determine the type and amount of such costs to be capitalized.  Capitalized acquisition costs are written down in the period in which it is determined that the exploration property has no future economic value.  Capitalized amounts may be impaired if future cash flows, including potential sales proceeds, related to the property are estimated to be less than the carrying value of the property.  Management of Contact Gold reviews the carrying value of each exploration property interest periodically, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable, the amount is adjusted. Judgment is required to determine whether future economic benefits are likely, from either future exploitation or sale, or whether activities have not reached a stage that permits a reasonable assessment of the existence of reserves

The acquisition of title to exploration properties is a complicated and uncertain process. Although management of Contact Gold take steps to verify title to exploration properties in which it holds an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee title. Property title may be subject to unregistered prior transfer, agreements or net smelter returns ("NSR") royalty interests, and/or may be affected by undetected defects. Furthermore, resource exploration is a speculative business and involves a high degree of risk. There is no certainty that the expenditures made by Contact Gold in the exploration of its property interests will result in discoveries of commercial quantities of minerals. Significant expenditures are required to locate and estimate ore reserves, and further the development of a property.  Capital expenditures to bring a property to a commercial production stage are also significant. There is no assurance the Company has, or will have, commercially viable ore bodies.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

f. Exploration property claims maintenance fees

There is no assurance that management of the Company will be able to arrange sufficient financing to bring ore bodies into production.

Upon abandonment or disposal (including farm-out transaction), any consideration received is credited against the carrying amount of the exploration and evaluation property interests, with any excess consideration greater than the carrying amount included as a gain in profit or loss. Claims maintenance fees paid to the United States' Department of Interior's Bureau of Land Management (the "BLM") and similar fees paid to state and municipal agencies, as well as fees paid annually pursuant to private property lease and other similar land use arrangements (together, "Claims Maintenance fees"), are accounted for as prepaid assets and amortized over the course of the period through which they provide access and title.  Prepaid Claims Maintenance fees are written down in the period in which it is determined that the related exploration property has no future economic value.

g. Exploration and evaluation expenditures

With the exception of Claims Maintenance fees, exploration expenditures are expensed as incurred. When it has been established that a mineral deposit can be commercially mined and a decision has been made to formulate a mining plan (which occurs upon completion of a positive economic analysis of the mineral deposit), the costs subsequently incurred to develop the mine prior to the start of mining operations will be capitalized. Capitalized amounts may be written down if future cash flows, including potential sales proceeds, related to an exploration property are estimated to be less than the carrying value of the property.

None of the Company's properties have any known body of commercial ore or any established economic deposit; all are currently in the exploration stage.  Capital expenditures to bring a property to a commercial production stage are also significant. To date, no amounts have been capitalized in respect of development activities. There is no assurance the Company has, or will have, commercially viable ore bodies. There is no assurance that management of the Company will be able to arrange sufficient financing to bring ore bodies into production

Contact Gold's election to expense exploration and evaluation expenditures, will likely result in the Company reporting larger losses than other companies in the exploration stage who have elected to capitalize expenditures relating to the exploration and advancement of mineral property interests. As a result, the Company's financial results may not be directly comparable to the financial statements of companies in the exploration stage.

h. Impairment

At each reporting date, the value of the Company's exploration properties is evaluated for impairment by management or whenever events or changes in circumstances indicate that the carrying value is impaired and may not be recoverable.

Contact Gold follows the guidance in IFRS 6, Exploration for and Evaluation of Mineral Resources to determine whether capitalized exploration property costs are impaired. This determination requires significant judgment.  Impairment indicators relevant for exploration properties include whether the rights to explore the area of interest have expired during the period or will expire in the near future, and the rights are not expected to be renewed, substantive expenditure of further exploration and evaluation is not planned or budgeted, the activities have not led to a discovery of commercial reserves and the Company has decided not to continue such activities in the area of interest or deteriorating local conditions such that it may become unsafe to continue operations.

If an impairment indicator is identified, management will perform an impairment test. If the recoverable amount of the exploration property's value is less than the carrying amount, an impairment loss will be recorded in the financial statements.

Past impairments are also considered at each reporting period and where there is an indication that an impairment loss may have decreased, the recoverable amount is calculated as outlined above to determine the extent of the recovery. If the recoverable amount of the asset is more than its carrying amount, the carrying amount of the asset is increased to its recoverable amount and the impairment loss is reversed in profit or loss for that period. The increased carrying amount due to reversal will not be more than what the depreciated historical cost would have been if the impairment had not been recognized. Additionally, the review of impairment indicators takes into account factors such as political, social and legal and environmental regulations. These factors may change due to changing economic conditions or the accuracy of certain assumptions and, hence, affect the recoverable amount. The Company uses its best efforts to fully understand all of the aforementioned to make an informed decision based upon historical and current facts surrounding its exploration property interests.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

i. Provisions

Provisions for environmental restoration, restructuring costs and legal claims are recognized when the Company has a present legal or constructive obligation as a result of past events, when it is probable that an outflow of resources will be required to settle the obligation and when the amount has been reasonably estimated. Provisions are not recognized for future operating losses.

Constructive obligations are obligations that derive from actions of Contact Gold where:

- An established pattern of past practice, published policies, or a sufficiently specific current statement in which the Company has indicated to other parties that it will accept certain responsibilities; and

- As a result, the Company has created a valid expectation on the part of those other parties that it will discharge those responsibilities.

Contact Gold records provisions for closure and reclamation on the best estimate of costs for site closure and reclamation activities that the Company is legally or constructively required to remediate and the liability is recognized at the time environmental disturbance occurs. The estimate for such costs are capitalized to the corresponding asset. The provision for closure and reclamation is estimated using expected cash flows and discounted using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The capitalized amount is depreciated on the same basis as the related asset. The liability is adjusted for the accretion of the discounted obligation, the offset of which is charged to the consolidated statements of loss and comprehensive loss, and any changes in the amount or timing of the underlying future cash flows. Significant judgments and estimates are involved in forming expectations of the amounts and timing of future closure and reclamation costs.

Changes in closure and reclamation estimates are accounted for as a change in the corresponding capitalized cost. Expenditures of rehabilitation projects for which a provision has been recorded are recorded directly against the provision as incurred, most of which are incurred at the later of i) the determination to abandon a property, or ii) the end of the life of the mine.

j. Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Company assesses whether:

- the contract involves the use of an identified asset - this may be specified explicitly or implicitly, and should be physically distinct or represent substantially all of the capacity of a physically distinct asset. If the supplier has a substantive substitution right, then the asset is not identified;

- the Company has the right to obtain substantially all of the economic benefits from use of the asset throughout the period of use; and

- the Company has the right to direct the use of the asset. The Company has the right when it has the decision making rights that are most relevant to changing how and for what purpose the asset is used.

For contracts that contain a lease, the Company recognizes a right-of-use asset and a lease liability at the lease commencement date. The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company's incremental borrowing rate being the rate that the lessee would have to pay to borrow the funds necessary to obtain the asset. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The estimated useful lives of right-of-use assets are determined on the same basis as those of plant and equipment. The right-of-use asset is assessed for impairment losses, should a trigger be identified and adjusted for impairment if required.

The lease liability is subsequently measured at amortized cost using the effective interest method. Each lease payment is allocated between the liability and finance cost. The finance cost is charged to profit or loss over the lease period. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company's estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option. Variable lease payments not included in the initial measurement of the lease liability are charged directly to profit.

The Company's has elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less and leases of low-value assets. The lease payments associated with these leases are charged directly to profit or loss on a straight-line basis over the lease term.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

k. Financial instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the significance of the inputs used in making the measurement.  In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset.

At initial recognition, Contact Gold classifies its financial instruments in the following categories depending on the purpose for which the instruments were acquired: at fair value through profit and loss ("FVTPL"), at fair value through other comprehensive (loss) income ("FVOCI"), or at amortized cost. The Company determines the classification of financial assets at initial recognition.  The classification of debt instruments is driven by the Company's business model for managing the financial assets and their contractual cash flow characteristics.  Equity instruments that are held for trading (including all equity derivative instruments) are classified as FVTPL.  For other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as at FVOCI. Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives), or the Company has opted to measure them at FVTPL.

Classification and measurement

The Company's financial assets and liabilities are comprised of:

i. Cash and Cash Equivalents: Cash and cash equivalents comprise cash on hand, and deposits in banks that are readily convertible into a known amount of cash, or with an initial maturity of 90 days or fewer. Cash and cash equivalents are classified as subsequently measured at amortized cost.

ii. Loans and Receivables: Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Contact Gold's loans and receivables are comprised of 'Receivables' and 'Deposits', and are classified respectively as appropriate in current or non-current assets according to their nature. Loans and receivables are initially recognized at the amount expected to be received less, when material, a discount to reduce the loans and receivables to fair value. Subsequently, loans and receivables are measured at amortized cost. Trade receivables are recorded net of lifetime expected credit losses.

iii. Other Financial Assets: Other financial assets consist of investments in marketable equity securities of publicly traded entities which are classified as subsequently measured at fair value through profit or loss. Investment transactions are recognized on the trade date with transaction costs included in the underlying balance. Fair values are determined by reference to quoted market prices at the balance sheet date. Changes in fair value are recognized in the statement of loss.

iv. Other Financial Liabilities: Other financial liabilities are recorded initially at fair value and subsequently at amortized cost using the effective interest rate method. Subsequently, these other financial liabilities are measured at amortized cost using the effective interest method with interest expense recognized on an effective yield basis. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expenses over the corresponding period. The effective interest rate is the rate that exactly discounts estimated future cash payments over the expected life of the financial liability, or, where appropriate, a shorter period. Other financial liabilities include payables and accrued liabilities (Level 2), the Cobb Creek obligation (Level 3), and in comparative periods, the 'host' instrument of the previously issued shares of preferred stock ("Preferred Shares"). Other financial liabilities are classified as current liabilities if payment is due within 12 months. Otherwise, they are presented as non-current liabilities. One USD 30,000 payment of the Cobb Creek obligation is due in November 2021 (Note 6(c)).

v. Embedded Derivatives: The Embedded Derivatives were classified as Level 3 financial liabilities at FVTPL, are interconnected and relate to similar risk exposures, and accordingly are valued together as one embedded derivative. Certain inputs to the calculation of the value of the Embedded Derivatives used Level 2 and Level 3 inputs. Owing to the requirement that they be fair valued each period, there was no separate recognition of the Company's credit risk.

vi. Expected Credit Losses: Contact Gold applies the simplified approach provided in IFRS 9, Financial Instruments to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

k. Financial instruments (continued)

Derecognition

Financial assets: The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all the associated risks and rewards of ownership to another entity. Gains and losses on derecognition are generally recognized in the consolidated statements of loss and comprehensive loss. However, gains and losses on derecognition of financial assets classified as FVOCI remain within the accumulated other comprehensive income (loss).

Financial liabilities: The Company derecognizes financial liabilities only when its obligations under the financial liabilities are discharged, cancelled or expired. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable, including any non-cash assets transferred or liabilities assumed, is recognized in the consolidated statements of loss and comprehensive loss.

l. Impairment of financial assets

At each reporting date, management assesses whether there is objective evidence that a financial asset is impaired. If such evidence exists, the Company recognizes an impairment loss, as follows:

(i) Available-for-sale financial assets: A significant or prolonged decline in the fair value of the security below its cost is evidence that the assets are impaired. The impairment loss is the difference between the original cost of the asset and its fair value at the measurement date, less any impairment losses previously recognized in the consolidated statements of loss and comprehensive loss. This amount represents the cumulative loss in accumulated other comprehensive loss that is reclassified to net loss.

(ii) Financial assets carried at amortized cost: The loss is the difference between the amortized cost of the loan or receivable and the present value of the estimated future cash flows, discounted using the instrument's original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly through the use of an allowance account.

m. Current and deferred taxes

The tax expense or benefit for the reporting period includes current and deferred taxes. Tax expense or benefit is recognized in the consolidated statements of loss and comprehensive loss, except to the extent it relates to items recognized directly in reserves. In such cases, associated income tax is recognized directly in reserves.

The current income tax charge is calculated on the basis of tax laws enacted or substantively enacted at the statement of financial position date in the countries where Company entities operate. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognized using the liability method on temporary differences arising between the tax basis of assets and liabilities and the respective carrying amounts in the Interim Financial Statements.  Deferred income tax is determined using tax rates and laws that have been enacted or substantively enacted at the statement of financial position date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled, without effect from possible future changes in the carrying amount or expected manner of recovery of the particular asset or liability.

Deferred income tax assets are recognized only to the extent it is probable that future taxable profit will be available against which the temporary differences can be utilized. Such deferred tax assets create a tax credit in the period earned and can be applied to current and future year income tax payments.

Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, and joint arrangements, except for deferred income tax liabilities where the timing of the reversals of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

n. Share-based payments

The Company grants share-based awards as an element of compensation. Share-based awards granted by the Company under the "Contact Gold Omnibus Stock and Incentive Plan" (the "Incentive Plan") can include stock options to purchase a Contact Share ("Options"), restricted shares ("Restricted Shares"), deferred share units ("DSUs"), or restricted share units ("RSUs"; and together with DSUs, "Units").

An individual is classified as an employee when the individual is an employee for legal or tax purposes (direct employee) or provides services similar to those performed by a direct employee. Compensation expense for share-based payments granted to employees and directors is determined based on estimated fair values of the such instruments at the time of grant using the Black-Scholes option-pricing model ("Black-Scholes"), which takes into account, as of the grant date, the fair market value of the shares, and assumptions about expected volatility, expected hold period before exercise, expected dividend yield and the risk-free interest rate over the expected life of the instrument.  The determination of compensation expense also accounts for forfeitures related to service conditions by estimating the number of awards expected to be forfeited and adjusting the estimate when subsequent information indicates that the estimate is likely to change. The assumptions and models used for estimating fair value for share-based payment transactions are disclosed in Note 9(c).

The compensation amount, equal to the instrument's fair value, is recognized as an expense as part of either "Stock-Based Compensation", or as part of "Exploration and Evaluation Expenditures" on the consolidated statements of loss and comprehensive loss over the vesting period, with a corresponding increase in contributed surplus. On the exercise of such instruments, the consideration received, together with the compensation expense previously recorded to contributed surplus, is credited to share capital. Options and Units are settled in Contact Shares issued from treasury.

The assumptions used in these calculations are inherently uncertain. The resulting value calculated is not necessarily the value that the holder of the equity compensation could receive in an arm's length transaction, given that there is no market for the Options or Units, and they are not transferable. The assumptions used in these calculations are inherently uncertain. Changes in these assumptions could materially affect the related fair value estimates.

o. Loss per share

Loss per share is calculated by dividing the net loss available to common shareholders by the weighted average number of Contact Shares outstanding during the reporting period.  The calculation of diluted earnings per share assumes that outstanding Options and warrants (if any) are exercised and the proceeds are used to repurchase Contact Shares at the average market price of the shares for the period.  The effect is to increase the number of shares used to calculate diluted earnings per share relative to basic earnings per share and is only recognized when the effect is dilutive.

p. Comprehensive loss

In addition to net loss, comprehensive loss includes all changes in equity during a period, such as cumulative unrecognized changes in fair value of marketable equity securities classified as FVOCI or other investments, and the translation of foreign subsidiaries to the Company's Canadian dollar presentation currency.

q. Recently adopted accounting standards and pronouncements

On October 22, 2018, the IASB issued amendments to IFRS 3, Business Combinations ("IFRS 3"), that seek to clarify whether a transaction results in an asset or a business acquisition. The amendments include an election to use a concentration test. This is a simplified assessment that results in an asset acquisition if substantially all of the fair value of the gross assets is concentrated in a single identifiable asset or a group of similar identifiable assets. If a preparer chooses not to apply the concentration test, or the test is failed, then the assessment focuses on the existence of a substantive process. The amendments apply to businesses acquired in annual reporting periods beginning on or after January 1, 2020, and accordingly there has been no impact on the Company's acquisition financial statements.

On August 27, 2020, the IASB finalized its response to the ongoing reform of inter-bank offered rates and other interest rate benchmarks by issuing a package of amendments to several IFRS standards (Phase 2). The standards impacted include: Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4, and IFRS 16. The amendments complement those issued in 2019 as part of the Phase 1 amendments, and mainly relate to:

- changes to contractual cash flows-a company will not have to derecognize the carrying amount of financial instruments for changes required by the reform, but will instead update the effective interest rate to reflect the change to the alternative benchmark rate;

- hedge accounting-a company will not have to discontinue its hedge accounting solely because it makes changes required by the reform, if the hedge meets other hedge accounting criteria; and

- disclosures-a company will be required to disclose information about new risks arising from the reform and how it manages the transition to alternative benchmark rates.

The amendments were adopted on January 1, 2021, and did not have any impact on the financial statements.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

q. Recently adopted accounting standards and pronouncements (continued)

On May 28, 2020, the IASB issued, "COVID-19-Related Rent Concessions (Amendment to IFRS 16)". The amendments exempt lessees from having to consider individual lease contracts to determine whether rent concessions occurring as a direct consequence of the COVID-19 pandemic are lease modifications and allows lessees to account for such rent concessions as if they were not lease modifications. It applies to COVID-19-related rent concessions that reduce lease payments due on or before June 30, 2021. The amendments were effective for annual periods beginning on or after June 1, 2020, and did not have any impact on the Company.

r. Accounting policies not yet adopted

On January 23, 2020, the IASB issued amendments to IAS 1, Presentation of Financial Statements, to clarify the classification of liabilities as current or non-current. On July 15, 2020 the IASB issued an amendment to defer the effective date by one year. For the purposes of non-current classification, the amendments removed the requirement for a right to defer settlement or roll over of a liability for at least twelve months to be unconditional. Instead, such a right must have substance and exist at the end of the reporting period. The amendments also clarify how a company classifies a liability that includes a counterparty conversion option. The amendments state that:

- settlement of a liability includes transferring a company's own equity instruments to the counterparty, and

- when classifying liabilities as current or non-current a company can ignore only those conversion options that are recognized as equity

The amendments are effective for annual periods beginning on or after January 1, 2023. Early adoption is permitted. The Company is currently assessing the impact of the standard on the financial statements.

On May 14, 2020, the IASB issued, "Property, Plant and Equipment - Proceeds before Intended Use (Amendments to IAS 16)". The amendments provide guidance on the accounting for sale proceeds and the related production costs for items a company produces and sells in the process of making an item of property, plant and equipment ("PP&E") available for its intended use. Specifically, proceeds from selling items before the related item of PP&E is available for use should be recognised in profit or loss, together with the costs of producing those items. The amendments are effective for annual periods beginning on or after January 1, 2022, with early adoption permitted. The Company is currently assessing the impact of the standard.

4. SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the Interim Financial Statements and the reported amounts of expenses during the reporting period. Estimates and judgments are regularly evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results could differ from the amounts estimated in these Interim Financial Statements; uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.  To the extent there are material differences between estimates and the actual results, future results of operations will be affected.

The more significant areas requiring the use of management's judgments, estimates and assumptions include: the type and amount of exploration property acquisition and transaction costs eligible for capitalization, the assessment of indicators of impairment of exploration properties, income taxes, the valuation of share-based compensation, and prior to their respective redemption and extinguishment, the disclosed fair value of the Preferred Shares' "host" instrument, the Redemption value of the Preferred Share embedded derivatives (the "Embedded Derivatives", as defined at Note 8).

Further information on management's judgments, estimates and assumptions and how they impact the various accounting policies are described in the relevant notes to these financial statements.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

5. PREPAIDS AND DEPOSITS

Prepaid expenses include $299,180 (December 31, 2020: $256,298; and January 1, 2020: $256,936) in Claims Maintenance fees.  Such fees to the BLM, cover the twelve-month period ranging from September 1 to August 31 of the subsequent year.  Fees paid to the respective Nevada counties cover the twelve-month period from November 1 to October 31 of the subsequent year. Fees paid pursuant to private property lease and other similar land use arrangements cover the 12-month period of their respective anniversaries.

The Company is party to a surety bonding arrangement with a third-party (the "Surety Agent") whereby the Company's reclamation bonding obligations are met by deposits made by the Surety Agent. A finance fee of $17,144 for the nine-month period ended September 30, 2021 (2020: $4,570) was charged on the balance of the amount advanced and deposited by the Surety Agent. As at September 30, 2021, a total of $717,929 (USD558,770) (December 31, 2020: USD255,770; and January 1, 2020: USD150,000) in bonding had been placed by the Surety Agent.

6. EXPLORATION PROPERTIES

The Contact Properties include exploration property claims contiguous to the original tenure and new property interests ("Additions").  The Company has also either vended ("Disposals") or determined to abandon or impair certain properties.

	Green Springs	Pony Creek	Cobb Creek	South Carlin Projects	Portfolio properties	Total
	(a)	(b)	(c)	(d)	(e)
	$	$	$	$	$	$
January 1, 2020	438,575	26,614,273	195,426	4,015,388	5,182,150	36,445,812
Additions	147,880	60,766	-	-	-	208,646
Recovery from earn-in	-	-	(170,989)	-	(32,678)	(203,667)
Impairments	-	-	-	(3,198,198)	(3,404,467)	(6,602,665)
Foreign Exchange	(11,945)	(524,581)	2,919	(79,146)	(12,995)	(625,748)
December 31, 2020	574,510	26,150,458	27,356	738,044	1,732,010	29,222,378
Additions	61,970	-	-	-	-	61,970
Recovery from earn-in	-	-	(25,324)	(25,432)	(31,507)	(82,263)
Foreign Exchange	2,141	18,487	(140)	473	878	21,839
September 30, 2021	638,621	26,168,945	1,892	713,085	1,701,381	29,223,924

With the exception of the Cobb Creek property (nil%), the Contact Properties each carry a net smelter returns ("NSR") royalty of between 2% and 4.5%, some of which include buy-down options.

Specific Contact Properties for which there were changes during the periods presented:

a) Green Springs

Green Springs is located at the southern end of Nevada's Carlin Trend.  On July 23, 2019, Contact Gold and Clover entered into a purchase option agreement (the "Green Springs Option") with subsidiaries of Ely Gold Royalties Inc. ("Ely Gold", an entity subsequently acquired by Gold Royalty Corp.), whereby Clover shall have an option to purchase a 100% interest in the past-producing Green Springs gold property ("Green Springs").

Contact Gold issued 2,000,000 Contact Shares (valued at $400,000) and paid USD 25,000 ($32,855) in cash to Ely Gold to secure Green Springs. The Company also paid Ely Gold an additional USD 6,125 ($8,049) as reimbursement for Claims Maintenance fees relating to the initial period under option. The Company incurred $11,003 in direct expenditures to secure the Green Springs Option.

A payment of 362,941 Contact Shares ($66,960) was made to Ely Gold on July 23, 2020, in satisfaction of the first anniversary payment obligation of USD 50,000. The USD 50,000 ($61,970) second anniversary payment was made in cash in July 2021. A further USD 50,000 is due on the third anniversary, and a final USD 100,000 is due on the fourth anniversary of the agreement to satisfy the Green Springs Option.

Anniversary payment amounts may be made in cash or in Contact Shares at Contact Gold's election, subject to regulatory and contractual minimum values of the Contact Shares. Payment of all amounts can be accelerated and completed at any time. Certain claims within Green Springs are the subject of lease agreements with third-parties, one of which requires an annual USD 25,000 payment, whilst the other requires an annual payment in cash equal to the value of 20 ounces of gold. Existing royalties on certain mineral property claims that comprise Green Springs range from 3% to 4.5%, based on historical underlying agreements.

An estimate for reclamation costs of $80,977 (2020: $80,920) is included in the value of Green Springs (Note 7).

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

6. EXPLORATION PROPERTIES (continued)

b) Pony Creek

The Pony Creek project is located within the Pinion Range, in western Elko County, Nevada. There is a 3% NSR royalty in favour of an affiliate of Sandstorm Gold Ltd ("Sandstorm") on those claims that comprise Pony Creek acquired in the Clover Acquisition.

Pony Creek also includes the claim packages formerly known as Lumps, Umps and East Bailey. There are NSR royalties of 2% and 3% on certain of these acquired claims, up to 2% of which can be bought back for USD 1,000,000 per 1%, prior to September 2030. Advance royalty payments are also due annually; the amount paid in September 2021 was USD 25,000 ($31,507). The next payment (USD 30,000) is due in September 2022.

An estimate for reclamation costs of $60,809 (2020: $60,766) is included in the value of Pony Creek (Note 7).

c) Cobb Creek

Upon closing of the Clover Acquisition, the Company acquired a 49% interest in the Cobb Creek exploration property ("Cobb Creek") located in Elko County, Nevada.  The Company subsequently acquired the remaining 51% interest, and related historic data from the "Cobb Counterparty", in exchange for six annual payments of USD 30,000, the first of which was paid on closing of the agreement ($38,379). The discounted value of the annual payments at the time of the transaction was $114,329 (the "Cobb Creek obligation"). The total value of the Cobb Creek obligation was recognized as a financial liability at amortized cost, determined with an interest rate of 18.99%, in line with the effective interest rate determined for the Preferred Shares (Note 8).

By an agreement dated September 27, 2019, as amended (the "Cobb Creek Option"), Clover agreed to farm-out 100% of its interest in Cobb Creek to Fremont Gold Ltd. and its U.S. subsidiary (together, "Fremont").  Pursuant to the Cobb Creek Option, and for so long as it remains in good standing, the Company has assigned its agreement with the Cobb Counterparty, and all associated obligations to Fremont. Upon completion of the farm-out, Fremont will award to Clover a 2.0% NSR on Cobb Creek. Initial consideration included (i) 750,000 common shares of Fremont ("Fremont Shares") ($41,250), (ii) reimbursement of USD 6,000 ($7,949) for a portion of the prior year payment to the Cobb Counterparty, and (iii) reimbursement for the November 2019 payment to the Cobb Counterparty of USD 30,000 ($38,964).  Fremont also reimbursed the Company USD 29,569 ($38,407) in 2019 for certain claims-related holding costs, the amount of which was applied against prepaid Claims Maintenance fees. In satisfaction of the first anniversary payment obligation under the Cobb Creek Option, Fremont issued 750,000 Fremont Shares to the Company on September 25, 2020 (USD 50,388 ($67,500)).

Pursuant to an amendment to the Cobb Creek Option, Contact Gold agreed to defer payment to December 31, 2020, and reduce the amount payable for that year by Fremont from USD 30,000 to USD 15,000 in exchange for 500,000 additional Fremont Shares (the "Additional Shares").  The Additional Shares were issued to the Company on October 26, 2020 ($45,000).  Fremont made the second anniversary payment to the Company in September 2021.

In order to continue to keep the Cobb Creek Option in good standing, and to complete the acquisition of Cobb Creek, Fremont must keep all claims in good standing, make the annual payments to the Cobb Counterparty, and remit the following remaining consideration to the Company:

  Anniversary 3 (Year 4) USD 20,000
  Anniversary 4 (Year 5) USD 25,000
  Anniversary 5 (Year 6) USD 35,000
  Anniversary 6 (Year 7) USD 45,000
  Anniversary 7 (Year 8) USD 55,000
  Anniversary 8 (Year 9) USD 65,000
  Anniversary 9 (Year 10) USD 75,000

The value of the Fremont Shares received and cash amounts received from Fremont, including payments by Fremont to the Cobb Counterparty, have been applied against the carrying value of Cobb Creek.

The remaining Cobb Creek obligation is recorded to the consolidated statements of financial position as a current ($37,306) and non-current amount ($31,352) as at September 30, 2021 ($32,733 and $27,509, respectively as at December 31, 2020; and $33,376 and $51,622, respectively as at January 1, 2020). Accretion expense of $8,222, and a foreign exchange gain of $2,665 have been recorded within loss and other comprehensive loss for the nine months ended September 30, 2021 ($12,355 and $14,467, respectively, for the nine months ended September 30, 2020).

The net fair value loss on the Fremont Shares still held by the company for the three and nine months ended September 30, 2021, of $nil and $65,000 (three and nine months ended September 30, 2020: loss of $15,000 and gain of $11,250) is recognized in other comprehensive income (loss).

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

6. EXPLORATION PROPERTIES (continued)

d) South Carlin Projects

The North Star property is located approximately eight kilometres north of the northern-most point of Pony Creek, in western Elko County, Nevada. An affiliate of Sandstorm holds a 3% NSR on the North Star property.

The Dixie Flats property sits immediately to the north of the North Star property.  There is a 2% NSR on the Dixie Flats property payable to an affiliate of Sandstorm.

On January 11, 2021, Clover granted an arms' length private company (the "Optionor") the sole and exclusive option to acquire a 100% interest in the Dixie Flats, North Star and Woodruff properties (the "South Carlin Projects"), subject to a 0.25% in addition to those payable to an affiliate to Waterton Nevada (the "South Carlin and Woodruff Agreement").  The Company received USD 20,000 ($25,432) and a reimbursement of Claims Maintenance fees of USD 31,417 ($39,950) upon execution of the agreement.

The Optionor must make the following payments staged over several years to keep the option in good standing:

Amount	Due Date of Payment
USD 30,000	18-month anniversary of the agreement
USD 40,000	second anniversary of the agreement
USD 50,000	third anniversary of the agreement
USD 60,000	fourth anniversary of the agreement
USD 75,000	annually on each of the fifth through the eighth anniversaries of the agreement

Once the Optionor has made an aggregate of USD 500,000 in cash payments to the Company, it shall be deemed to have earned in to a 100% interest in the South Carlin Projects, subject to existing NSRs payable to Sandstorm, and an additional 0.25% NSR on the Dixie Flats property, payable to the Company.

If the Optionor should sub-option any or all of the South Carlin Projects to a third-party whose shares trade on a stock exchange or quotation system at the time of the transaction, or subsequent thereto (a "Trading Sub-Optionee"),  that Trading Sub-Optionee shall be obligated to issue one million of its common shares to the Company, or at least 5% of the Trading Sub-Optionee's then issued and outstanding common shares, subject to any required regulatory approval.  On January 11, 2021, the Optionor assigned the South Carlin and Woodruff Option to a third-party, however, as the third-party is currently not publicly traded, no share consideration has been received by the Company

Pursuant to the Company's assessment of the value of the South Carlin Projects, the Company determined to write-down the value of North Star by $585,651 to $nil, and Dixie Flats by $2,612,547 to $738,044 as at December 31, 2020.    The Woodruff property had previously been written down, and was determined to hold -nil value in the South Carlin and Woodruff Agreement.

e) Portfolio Properties

Wilson Peak

With effect of November 20, 2020, the Company and a third-party entered into a lease agreement (the "Wilson Peak Option") relating to four of the Wilson Peak exploration property claims ("North Wilson").  Pursuant to the Wilson Peak Option, the Company received an initial payment of USD 25,000 ($32,678), with a second payment of USD 25,000 ($31,507) received on the first anniversary of the agreement.  The third-party is responsible to make Claims Maintenance fees relating to North Wilson, and upon payment of the first anniversary payment will acquire North Wilson from the Company outright.  There is an NSR of 3% payable to an affiliate of Sandstorm, with the ability to buy-down 1% on two of the North Wilson claims.

Pursuant to an assessment of the recoverable value of North Wilson, the Company recognized a write-down to the value of Wilson Peak of $391,141 during the year ended December 31, 2020.

Hot Creek, Rock Creek, and Sno

With reference to, and as a consequence of the write-down recognised on the value of Wilson Peak, the Company also determined to write-down the values of the Hot Creek, Rock Creek and Sno properties during the year ended December 31, 2020.  The aggregate amount written-down to the value of these three properties was $3,013,326.

Dry Hills and Rock Horse

During the year ended December 31, 2019, the Company determined to abandon those mineral claims that comprise the Dry Hills, and Rock Horse properties; accordingly, the carrying value of these properties was written down by $1,312,362 to $nil.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

6. EXPLORATION PROPERTIES (continued)

Exploration and evaluation expenditures, including ongoing amortization of prepaid Claims Maintenance fees (Note 5), have been expensed in the consolidated statements of loss and comprehensive loss (gain).  Details of exploration and evaluation activities, and related expenditures incurred are as follows:

	Nine months ended
	September 30, 2021	September 30, 2020
Drilling, assaying & geochemistry	$1,029,750	$519,676
Wages and salaries, including share-based compensation	443,503	369,371
Amortization of Claims Maintenance fees	352,666	413,801
Geological contractors/consultants & related crew care costs	535,737	175,496
Permitting and environmental monitoring	124,921	26,683
Expenditures for the period	$2,486,577	$1,505,027
Cumulative balance	$17,501,111	$13,253,783

Wages and salaries through September 30, 2021, include stock-based compensation of $93,661 (nine months ended September 30, 2020: $47,156) (Note 9(c)). An amount of $4,558 (nine months ended September 30, 2020: $9,507) in amortization expense arising from the use of fixed assets at Pony Creek and Green Springs has been included in the amount reported as geological contractors/consultants & related crew care costs.

Details of exploration and evaluation expenditures incurred and expensed on the Contact Properties are as follows:

	Nine months ended
	September 30, 2021	September 30, 2020
Green Springs	$2,213,652	$989,610
Pony Creek	241,419	422,265
Cobb Creek	42	1,381
South Carlin Projects	1,201	48,239
Portfolio properties	30,263	43,532
Expenditures for the period	$2,486,577	$1,505,027
Cumulative balance	$17,501,111	$13,253,783

7. PAYABLES AND ACCRUED LIABILITIES

	As at	As at
	September 30, 2021	December 31, 2020
Payables	$233,669	$125,248
Accrued liabilities	157,755	254,517
	$391,424	$379,765

Payables and accrued liabilities are non-interest bearing.  The Company's normal practice is to settle payables within 30-days, or as credit arrangements will allow.

Non-current obligations

During the nine-months ended September 30, 2021, the Company recognised a reclamation obligation of $141,786 (year ended December 31, 2020: $141,686, and January 1, 2020: $nil) relating to disturbance at Green Springs and Pony Creek (Notes 6(a) and 6(b)).  The balance has been included as a non-current obligation reflective of the estimated future timing of related reclamation and remediation activities.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

8. REDEEMABLE PREFERRED SHARES

On June 7, 2017, as partial consideration for the Clover Acquisition, the Company issued 11,111,111 non-voting Preferred Shares with an aggregate face value denominated in USD of 11,100,000 (the "Face Value") ($15,000,000, converted using the Bank of Canada indicative exchange rate on the date prior to issuance of USD 0.74) to Waterton Nevada Splitter, LLC ("Waterton Nevada"). The Preferred Shares had a five-year term from the date of issuance (the "Maturity Date"), and carried a cumulative cash dividend accruing at 7.5% per annum (the "Dividend"; the Face Value, and the sum of the accrued Dividend amount together being the "Redemption Amount").

The value of the Preferred Shares was bifurcated into two components: (i) a "host" instrument, and (ii) the value of certain rights, privileges, restrictions and conditions attached to the Preferred Shares each, respectively determined to be an embedded derivative (together, the "Embedded Derivatives").

Pursuant to (i) having satisfied the terms of a binding letter of intent (the "LOI") entered into with Waterton, and (ii) closing a private placement financing with Waterton Nevada (the "Redemption Placement"), the Company redeemed all of the issued and outstanding Preferred Shares on September 29, 2020 (the "Redemption").

The Redemption was completed as follows:

i) Contact Gold made a cash payment of $5,000,000 from the proceeds of the 2020 Offering to redeem USD 3,737,479 of the Preferred Shares (the "Cash Payment");

ii) Waterton Nevada purchased a total of 69,412,978 Contact Shares pursuant to the Redemption Placement at a deemed price per share of $0.195 for aggregate gross proceeds of $13,535,531; and

iii) Contact Gold used the proceeds of the Redemption Placement to redeem all of the remaining outstanding Preferred Shares.

Preferred Shares (host)

The host instrument was initially recorded at fair value of USD 6,033,480 ($8,140,371), and determined to be a Level 3 financial instrument, categorized as "Other financial liabilities".  Using the effective interest rate method, at a rate of 18.99%, the Preferred Shares, including the aggregate Dividend amount for the term to the Maturity Date, were carried at amortized cost each period end, with an accretion expense recorded to the consolidated statements of loss and comprehensive loss. Recognition of the host at amortized cost reflected the i) fixed rate Dividend, and ii) mandatory redemption feature of the instrument, both of which were payable in cash on the Maturity Date.

A summary of changes to the value of the Preferred Shares host instrument, including the impacts from changes to the foreign exchange rate in the comparative period is set out below:

January 1, 2020	$12,612,107
Accretion	1,956,008
Foreign exchange	362,186
September 28, 2020	$14,930,301
Redemption	(18,535,531)
Loss on Redemption	3,605,230
September 30, 2020	$-

Pref Share Embedded Derivatives

The Embedded Derivatives were classified as liabilities, and each were interconnected and related to similar risk exposures, namely estimates and assumptions of: (i) Contact Gold's interest rate risk (changes in the Company's credit spread change the economic value of the redemption), (ii) the Company's foreign exchange rate risk exposure (as the foreign exchange rate, and (iii) the price of the Contact Shares and volatility thereof, impact the effective conversion price and number of Contact Shares issuable on conversion).  Accordingly, the Embedded Derivatives were valued together as one compound instrument. The estimated fair value of the Embedded Derivatives at issuance was USD 5,066,520 ($6,846,649).

In addition to certain observable inputs, the valuation technique used significant unobservable inputs such that the fair value measurement was classified as Level 3.  Significant inputs into the determination of fair value included (i) the share price of the Contact Shares, (ii) historical volatility, (iii) rates from the USD-$ foreign exchange forward curve, and (iv) the USD risk-free rate curve and the $ risk-free rate curve.  The Company also concluded on probability weightings for the potential exercise and timing thereof of the (i) Change of Control Redemption Option , and (ii) Early Redemption Option, in the calculation each period. The nature of these judgments, and the factors management considered in determining the resultant calculation, are inherently uncertain and subject to change from period to period. Such changes could materially affect the fair value estimate of the embedded derivatives and the change from period to period.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

8. REDEEMABLE PREFERRED SHARES (continued)

The fair value of the Embedded Derivatives immediately prior to the Redemption was determined to be $-nil reflecting in particular the elimination of any optionality for any potential exercise of the Conversion Option or Change of Control Redemption Option, and the certainty of exercise of the Early Redemption Option at a price equal to that of the Contact Shares issuable in the 2020 Prospectus.

A summary of changes to the value of the Embedded Derivatives in the comparative period is set out below:

January 1, 2020	$634,416
Change in fair value through to Redemption	(634,416)
September 30, 2020	$-

9. SHARE CAPITAL AND CONTRIBUTED SURPLUS

The Company's authorized share capital consists of an unlimited number of Contact Shares with no par value,:

a) Issued and outstanding common shares

Changes in issued common share capital during the nine months ended September 30, 2021:

(i) Exercise of RSUs: On March 10, 2021, 54,215 RSUs were exercised, and on March 31, 2021, a further 25,520 RSUs were exercised, resulting in the aggregate issuance of 79,735 Contact Shares (Note 9(c)(iii)).

(ii) Exercise of DSUs: On June 24, 2021, 444,445 DSUs were exercised, resulting in the issuance of 444,445 Contact Shares (Note 9(c)(ii)).

Changes in issued common share capital during the nine months ended September 30, 2020:

(i) 2020 Prospectus: On September 29, 2020, pursuant to a prospectus supplement  to a short form base prospectus  filed with the Commissions, and an offering statement filed on Form 1-A, which includes an offering circular, pursuant to Regulation A under the Unites States' Securities Act of 1933, as amended, filed with the SEC, the Company closed an offering of 73,870,000 "Prospectus Units" at a price of $0.20 per Prospectus Unit of gross proceeds of $14,774,000 (the "2020 Prospectus Offering").  Each Prospectus Unit consists of one Contact Share and one-half of one Contact Share purchase warrant (each whole warrant, a "Prospectus Warrant"), with each Prospectus Warrant entitling the holder thereof to acquire one Contact Share at an exercise price of $0.27 until September 29, 2022. The value ascribed to the Prospectus Warrants of $1,720,799 is reflected as a component of contributed surplus (Note 9(b)).

Share issue costs of $1,831,743 associated with the 2020 Prospectus Offering, were recognized in the period ended September 30, 2020.  Share issue costs includes an amount of $1,030,109 in fees paid in cash to the underwriters of the 2020 Prospectus Offering, including $179,084 in expenditures incurred directly by the underwriters that were also net settled on closing of the 2020 Prospectus Offering.  The Company issued 4,225,125 broker warrants ("Broker Warrants") as partial consideration for services associated to the 2020 Prospectus Offering. Each Broker Warrant entitles the holder thereof to acquire one Contact Share at a price of $0.27 until September 29, 2022 (Note 9(b)).  An amount of $198,246 representing the value of the Broker Warrants has been recognized as share issue costs on the statement of equity.

(ii) Redemption Placement: Concurrent with closing the 2020 Prospectus Offering, and pursuant to having satisfied the terms of the LOI, Waterton Nevada purchased a total of 69,412,978 Contact Shares in a private placement offering at a deemed price per Contact Share of $0.195, for aggregate gross proceeds of $13,535,531 (Note 8).  Share issue costs of $71,733 associated with the Redemption Placement were recognized in equity in the period.

(iii) Warrant Exercise: On August 17, 2020, 140,000 Warrants were exercised for $21,000, and the Company issued 140,000 Contact Shares (Note 9(b)).

(iv) Green Springs Option payment: On July 23, 2020, the Company issued 362,941 Contact Shares in satisfaction of its first-anniversary payment obligation due under the Green Springs Option Agreement.  The value of the Contact Shares issued has been recognized in equity with a commensurate increase of $66,960 to the value of Green Springs (Note 6(a)).

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

9. SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

a) Issued and outstanding common shares (continued)

Changes in issued common share capital during the nine months ended September 30, 2020 (continued):

(v) 2020 Private Placement: On May 22, 2020, the Company closed the third and final tranche of a non-brokered private placement, issuing in aggregate 12,500,000 "Units" at a price of $0.10 per Unit (the "2020 Private Placement"), each such Unit is comprised of one Contact Share and one share purchase warrant (a "2020 PP Warrant") entitling the holder to purchase an additional Contact Share at a price of $0.15 per share for a period of 24 months from the issuance date of each 20202 PP Warrant. In the event that at any time between four months and one day following the closing date and the warrant expiry date, the Contact Shares trade on the TSXV at a closing price which is equal to or greater than $0.30 for a period of ten consecutive trading days, the Company may accelerate the expiry date of the 2020 PP Warrants by giving notice to the holders thereof and in such case the 2020 PP Warrants will expire on the 30th day after the date such notice is provided. Gross proceeds of $1,250,000 were raised in the 2020 Private Placement; a total of $84,116 in related share issue costs have been recorded to equity.

b) Warrants

Warrant transactions and the number of warrants outstanding are summarized as follows:

	Number of Warrants	Weighted Average Exercise Price
	#	C$
Outstanding as at January 1, 2020	-	-
2020 PP Warrants	12,500,000	0.15
Prospectus Warrants	36,935,000	0.27
Broker Warrants	4,255,125	0.27
Exercised	(140,000)	0.15
Outstanding as at December 31, 2020	53,550,125	0.24
Outstanding as at September 30, 2021	53,550,125	0.24

The remaining contractual life of Warrants outstanding as at September 30, 2021 is 0.91 years (December 31, 2020 is 1.65 years). An amount of $7,476 was recognized to share capital pursuant to the exercise of 140,000 2020 PP Warrants during the year ended December 31, 2020 (Note 13).

The fair value of each Warrant issued was determined using the Black Scholes valuation model; the significant inputs into the model were:

	2020 PP Warrants	Prospectus Warrants	Broker Warrants
Share price	$0.145	0.185	0.185
Exercise price	$0.15	0.27	0.27
Volatility(1)	67%	67%	67%
Annual risk-free interest rate	0.32%	0.24%	0.24%
Fair value per Warrant	$0.05	$0.05	$0.05
Total value of issued Warrants	$667,106	$1,720,799	$198,246

(1) Volatility determined with reference to the Company's historical data matching the period of the Warrant's expected life and adjusted to better align with that which was recognized in determining the original value of the host instrument of the Preferred Shares.

c) Equity remuneration

Pursuant to the "Contact Gold Omnibus Stock and Incentive Plan" (the "Incentive Plan"), the "Contact Gold Restricted Share Unit Plan", and the "Contact Gold Deferred Share Unit Plan", the Company has established equity remuneration plans, that contemplate the award of Options, Restricted Shares, RSUs, or DSUs, all in compliance with the TSXV's policy for granting such awards.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

9. SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

c)    Equity remuneration (continued)

Stock-based compensation expense for the three- and nine-months ended September 30, 2021, was $53,743, and $282,805 (three- and nine-months ended September 30, 2020: $58,619, and $211,668).  An additional amount of stock-based compensation expense of $93,661 was recognized in exploration and evaluation expenditures for the nine months ended September 30, 2021 (nine months ended September 30, 2020: $47,156) (Note 6).  An expense of $137,500 was charged to wages and salaries relating to the award of DSUs during the nine months ended September 30, 2021 (nine months ended September 30, 2020: $137,500).

  i) Options

Under the Incentive Plan, the maximum number of Contact Shares reserved for issuance may not exceed 16,500,000 Contact Shares together with any other security-based compensation arrangements, and further subject to certain maximums to individual optionees on a yearly basis. The exercise price of each Option shall not be less than the market price of the Contact Shares at the date of grant.  All Options granted to date have a five-year expiry from the date of grant. Vesting of Options is determined by the Board at the time of grant.

Subject to discretion of the Board and normal course regulatory approvals, Contact Shares are issued from treasury in settlement of Options exercised; otherwise the value of such Contact Shares may be payable in cash.

A summary of the changes in Options is presented below:

	Number of Options	Weighted Average Exercise Price $
Outstanding as at January 1, 2020	6,395,000	0.37
Granted	5,237,500	0.15
Forfeited or cancelled	(100,000)	0.415
Outstanding as at December 31, 2020	11,532,500	0.27
Granted	125,000	0.08
Forfeited or cancelled	(712,500)	0.27
Outstanding as at September 30, 2021	10,945,000	0.27

Options outstanding as of September 30, 2021

Grant Date	Number of Options	Exercise Price	Vesting
September 11, 2017	150,000	$ 0.75	vesting in thirds over a period of three years
November 24, 2017	200,000	$ 0.58	vesting in thirds over a period of three years
March 27, 2018	3,675,000	$ 0.39	vesting in thirds over a period of three years
April 17, 2018	150,000	$ 0.415	vesting in thirds over a period of three years
May 28, 2018	150,000	$ 0.295	vesting in thirds over a period of three years
April 3, 2019	1,570,000	$ 0.275	vesting in thirds over a period of three years
January 16, 2020	2,000,000	$ 0.19	vesting in thirds over a period of three years
December 23, 2020	2,925,000	$ 0.12	vesting in thirds over a period of three years
August 16, 2021	125,000	$ 0.08	vesting in thirds over a period of three years

As at September 30, 2021, 6,038,833 Options have vested (December 31, 2020: 3,756,666).

For the purposes of estimating the fair value of Options using Black-Scholes, certain assumptions are made such as expected dividend yield, volatility of the market price of the Contact Shares, risk-free interest rates and expected average life of the Options. Contact Gold bases its expectation of volatility on the volatility of similar publicly-listed companies, as the expected life of the Company's Options exceeds the Company's trading history.

The weighted average fair value of Options granted during the nine months ended September 30, 2021, determined using Black-Scholes was $-nil (weighted average fair value to date: $0.27) per Option.  The remaining average contractual life of Options outstanding is 2.73 years.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

  9. SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

  ii) Deferred Share Units

DSUs granted under the Contact Gold Deferred Share Unit Plan to Directors of the Company, have no expiration date and are redeemable upon termination of service.  Transactions relating to DSUs are summarised below:

Outstanding as at December 31, 2019	402,263
Granted	1,027,231
Exercised	-
Outstanding as at December 31, 2020	1,429,494

Granted	1,355,852
Exercised	(444,445)
Outstanding as at September 30, 2021	2,340,901

During the nine months ended September 30, 2021, an amount of $137,500 was recognized to the value of contributed surplus relating to the award of these DSUs (nine months ended September 30, 2020: $137,500).

On October 15, 2021, the Company awarded an aggregate of 727,270 DSUs to the independent directors with a total fair value of $40,000. DSUs granted under the Contact Gold Deferred Share Unit Plan, have no expiration date and are redeemable upon termination of service.

iii) Restricted Share Units

The Company has awarded a total of 561,710 RSUs, with an aggregate fair value of $84,150 to certain employees and officers of the Company. The RSUs vest in thirds over a period of three years, and each has an expiry date of December 31, 2023.  During the nine months ended September 30, 2021, a total of $21,037 was recognized in stock-based compensation relating to the RSUs, including $6,187 recognised in exploration and evaluation (nine months ended September 30, 2020: $7,297, and $3,435, respectively).

On March 10, 2021, 54,215 RSUs were exercised and on March 31, 2021, a further 25,520 RSUs were exercised, resulting in the aggregate issuance of 79,735 Contact Shares.

iv) Restricted Shares

Restricted Shares granted under the Incentive Plan to an officer of the Company vest in thirds at the end of each year from the date of grant.  The Restricted Shares were deemed to have a fair value of $1.00 per Restricted Share on the date of grant, with reference to the price at which the Company issued the Contact Shares pursuant to the Subscription Receipt financing.

Transactions relating to Restricted Shares are summarised below:

Number of Restricted Shares
Outstanding as at December 31, 2018	66,667
Granted	-
Vested	(33,333)
Outstanding as at September 30, 2019	33,334

Outstanding as at December 31, 2019	33,334
Granted	-
Vested	(33,334)
Outstanding as at September 30, 2020	-

There have been no subsequent issuances of Restricted Shares, and thus no changes since the comparative period as presented.

The Restricted Shares are issued from treasury with vesting conditions, as determined by the Board, on grant date. The fair value of the Restricted Shares is charged to contributed surplus and is expensed to the consolidated statements of loss and comprehensive loss over the vesting period.  There has been no impact to cash flows from the Restricted Shares.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

  9. SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

d) Escrowed Contact Shares and other restrictions and obligations

So long as Waterton Nevada holds at least 15% of the issued and outstanding Contact Shares it has the right to maintain its pro rata interest in the Company in subsequent financings.  Waterton Nevada also holds certain registration rights as it relates to offerings of Contact Shares.

e) Gain or loss per share

Gain or loss per share is calculated by dividing the net loss available to common shareholders by the weighted average number of Contact Shares outstanding during the reporting period. The calculation of diluted earnings per share assumes that outstanding options and warrants are exercised and the proceeds are used to repurchase Common Shares at the average market price of the shares for the period. The effect is to increase the number of shares used to calculate diluted earnings per share relative to basic earnings per share and is only recognized when the effect is dilutive.

The calculation of basic and diluted gain or loss per Contact Share for nine months ended September 30, 2021, was based on the loss attributable to common shareholders of $4,628,841 (nine months ended September 30, 2020: $8,581,051), and a weighted average number of common shares outstanding of 240,975,055 (nine months ended September 30, 2020: 91,085,060), including the Restricted Shares in each respective period.

Diluted gain or loss per share did not include the effect of 10,945,000 Options (September 30, 2020: 8,420,000; and January 1, 2020: 6,395,000) as they are anti-dilutive.

10. RELATED PARTIES

In addition to the offices and directors of the Company, Contact Gold's related parties include (i) its subsidiaries; (ii) Waterton Nevada as a reflection of its approximate 41.85% ownership interest in the Company at September 30, 2021, and the right it holds to put forward two nominees to the Board; and (iii) Cairn Merchant Partners LP ("Cairn"), an entity in which Andrew Farncomb, a director and officer of the Company, is a principal.

Compensation of key management personnel

Key management includes members of the Board, the President and Chief Executive Officer, the Chief Financial Officer & VP Strategy, the Company's Executive Vice-President, and the VP Exploration.  The aggregate total compensation paid, or payable to key management for employee services is shown below:

	Nine months ended
	September 30, 2021	September 30, 2020
Salaries and other short-term employee benefits	$649,815	$674,182
Share-based payments and Restricted Shares	318,437	376,669
Total	$968,252	$1,050,851

Options have previously been granted, and director fees were paid and payable (in the form of DSUs) to Mr. Charlie Davies, one of Waterton Nevada's Board nominees. Mr. Davies is an employee of an affiliate of Waterton Nevada.

An amount of $45,000 (nine months ended September 30, 2020: $45,000) was invoiced by Cairn for employee service; $20,000 is payable at September 30, 2021 (December 31, 2020: $-nil; and January 1, 2020: $60,000).  Mr. Farncomb's base salary is paid in part directly, and in part to Cairn in consideration of general management and administrative services rendered through Cairn.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

11. SEGMENT INFORMATION

Reportable segments are those operations whose operating results are reviewed by the chief operating decision maker, being the individual at Contact Gold making decisions about resources to be allocated to a particular segment, and assessing performance provided those operations pass certain quantitative thresholds.

The Company undertakes administrative activities in Canada, and is engaged in the acquisition, exploration, and evaluation of certain mineral property interests in the State of Nevada, USA.  Accordingly, the Company's operations are in one commercial and two geographic segments.  The Contact Properties (Note 6) are held by the Company in Nevada.  The remaining assets, including cash and cash equivalents, prepaids and receivables reside in both of the Company's two geographic locations.

The Company is not exposed to significant operating risks as a consequence of the concentration of its assets in the United States. The Company is in the exploration stage and accordingly, has no reportable segment revenues.

Net loss is distributed by geographic segment per the table below:

	Nine months ended
	September 30, 2021	September 30, 2020
Canada	$2,084,655	$6,907,422
United States	2,544,186	1,673,629
	$4,628,841	$8,581,051

In the comparative period, significant non-cash items reflected in the net loss attributable to Canada, include accretion expense on the Preferred Shares of $1,956,008, a non-cash gain on the Embedded Derivatives of $634,417, and the impact of foreign exchange from the Preferred Shares of a loss of $362,185.  With the Redemption at the end of September 2020, there are no similar non-cash items in the current period.

12. MANAGEMENT OF CAPITAL AND FINANCIAL RISKS

The Company currently does not produce any revenue and has relied on existing balances of cash and cash equivalents, and capital financing to fund its operations. The Company's current capital consists of equity funding raised through issuances of Contact Shares, and a deficit incurred through operations.

The Company relies upon management to manage capital in order to safeguard the Company's ability to continue as a going concern, to pursue the exploration and development of unproven mineral properties, and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk. The Company manages its capital structure in order to meet short term business requirements, after taking into account cash flows from operations, expected capital expenditures and Contact Gold's holdings of cash; and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To facilitate this, management prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions.  On an ongoing basis, management evaluates and adjusts its planned level of activities, including planned exploration, development, permitting activities, and committed administrative costs, to ensure that adequate levels of working capital are maintained. The Company believes that this approach is reasonable given its relative size and stage.

There are no known restrictions on the ability of our affiliates to transfer or return funds amongst the group, nor are there any externally imposed capital requirements.

There were no changes in the Company's approach to capital management during the nine months ended September 30, 2021.

Financial Risk Management

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Company's financial instruments consist of cash and cash equivalents, receivables, payables and accrued liabilities, and the Cobb Creek obligation.  Prior to the Redemption, the Preferred Shares and related Embedded Derivatives were also considered to be financial instruments, as were the Rights prior to their conversion.  It is management's opinion that (i) the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments, and (ii) the fair values of these financial instruments approximate their carrying values unless otherwise noted in these Interim Financial Statements.

Prior to the Redemption, the Preferred Shares and the Embedded Derivatives were both considered to be Level 3 type financial liabilities, with each determined by observable data points, in particular the Company's share price, the rate of USD-$ foreign and the Company's credit spread, with reference to current interest rates and yield curves.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

12. MANAGEMENT OF CAPITAL AND FINANCIAL RISKS (continued)

As the Company is currently in the exploration phase, none of its financial instruments are exposed to commodity price risk; however, the Company's ability to obtain long-term financing and its economic viability may be affected by commodity price volatility.

The type of risk exposure and the way in which such exposure is managed is provided as follows:

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The Company's financial liabilities of payables and accrued liabilities are generally payable within a 90-day period.

The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  Accordingly, Contact Gold is dependent on external financing, including the proceeds of future equity issuances or debt financing, to fund its activities.  Significant disruptions to capital market conditions should be expected to increase the risk that the Company can not finance its business.

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold's credit risk is primarily attributable to its liquid financial assets. The Company limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the USA. The Company mitigates credit risk on these financial instruments by adhering to its investment policy that outlines credit risk parameters and concentration limits.  The balance of receivables due and  (in comparative periods) the Bonding Deposit, are with the Canadian and United States government, respectively. As at September 30, 2021, the balance of cash and cash equivalents held on deposit was $713,231 (December 31, 2020: $4,753,148; and January 1, 2020: $844,169).

The Company has not experienced any losses in such amounts and believes the exposure to significant risks on its cash and cash equivalents in bank accounts is relatively limited.

Interest Rate Risk

Contact Gold is subject to interest rate risk with respect to its investments in cash. The Company's current policy is to invest cash at floating rates of interest, and cash reserves are to be maintained in cash and cash equivalents in order to maintain liquidity, while achieving a satisfactory return for shareholders. Fluctuations in interest rates when cash and cash equivalents mature impact interest income earned.

Fair Value Estimation

Except for the comparative period values of the Preferred Shares (Note 8), and other non-current liabilities (Note 6(c)), the carrying value of the Company's financial assets and liabilities approximates their estimated fair value due to their short-term nature.

Market Risk - Foreign Exchange

The significant market risk to which the Company is exposed is foreign exchange risk. The results of the Company's operations are exposed to currency fluctuations. To date, the Company has raised funds entirely in Canadian dollars. The majority of the Company's exploration property expenditures will be incurred in United States dollars. The fluctuation of the Canadian dollar relation to the USD will consequently have an impact upon the financial results of the Company.

A 1% increase or decrease in the exchange rate of the US dollar against the Canadian dollar would result in a $4,291 increase or decrease respectively, in the Company's cash balance at September 30, 2021. The Company has not entered into any derivative contracts to manage foreign exchange risk at this time.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

13. SUBSEQUENT EVENTS

a) Award of DSUs

On October 15, 2021, the Company awarded 727,270 DSUs to members of the Board with an aggregate fair value of $40,000.  DSUs granted under the Contact Gold Deferred Share Unit Plan, have no expiration date and are redeemable upon termination of service.

b) Private Placement financing of units

On October 18, 2021, the Company announced a non-brokered private placement (the "2021 Private Placement") of up to 60,000,000 units ("PP Units") at a price of $0.05 per PP Unit (the "Placement Price") for gross proceeds of up to $3,000,000.

Each PP Unit consists of one Common Share and one half of one Common Share purchase warrant (each whole Common Share purchase warrant, a "2021 PP Warrant"), with each 2021 PP Warrant entitling the holder to purchase an additional Common Share at a price of $0.075 per share for a period of 24 months from the closing date.  In the event that at any time between four months and one day following the closing date and the warrant expiry date, the Common Shares trade on the TSXV at a closing price which is equal to or greater than $0.15 for a period of ten consecutive trading days, the Company may accelerate the expiry date by giving notice to the holders thereof and in such case the 2021 PP Warrants will expire on the 30th day after the date such notice is provided.

The 2021 Private Placement is subject to regulatory approval and customary closing conditions. There can be no assurance that the 2021 Private Placement will be completed as proposed or at all.

14. RE-ADOPTION OF IFRS AND RECLASSIFICATION OF COMPARATIVE PERIODS

These Interim Financial Statements are the first presentation of the Company's consolidated financial statements since the Re-adoption.

IFRS employs a conceptual framework that is similar to US GAAP.  However, significant differences exist in certain matters of recognition, measurement, and disclosure.  Pursuant to IAS 8, and with general application of and selected disclosures from IFRS 1, the Company has applied IFRS retrospectively, and accordingly, has:

1. adjusted amounts reported previously in consolidated financial statements prepared in accordance with US GAAP;

2. reclassified the comparative financial statements to conform to the presentation of the current period financial statements; and

3. prepared its January 1, 2020 opening IFRS balance sheet, by applying existing IFRS standards in effect at the release of these financial statements, with all adjustments to assets and liabilities charged or credited to retained earnings unless certain exemptions are applied (the "Opening Balance Sheet").

While adoption of IFRS has not changed the Company's cash flows, it has resulted in changes to the Company's reported financial position and results of operations. In order to allow the users of the financial statements to better understand these changes, the Company's US GAAP Statement of Loss and Comprehensive Loss, Statement of Financial Position and Statement of Equity (i) as at January 1, 2020, (ii) as at and for the year ended December 31, 2020, and (iii) as at and for the nine-months ended September 30, 2020 have been reconciled to IFRS, with the resulting differences explained below.

Estimates under IFRS at the date of transition to IFRS are consistent with estimates made for the same date under US GAAP.

a. RTO Transaction

Pursuant to US GAAP, the RTO Transaction, was measured at the carrying value of the net assets of Winwell that were acquired and liabilities assumed ($568,739), less RTO transaction costs ($321,268); the result of which was an adjustment through share capital, reducing equity by $247,471, with the RTO transaction costs recorded as a charge to accumulated deficit.

The recognition and accounting treatment of the RTO Transaction pursuant to IFRS is to adjust the value of consideration paid ($2,769,486) for the value of Winwell's net assets acquired and liabilities assumed ($568,739) in determining a non-cash "listing expense" of $2,200,747, recorded to the consolidated statement of loss and comprehensive loss during the year ended December 31, 2017.

The effect of Re-adoption, and as reflected on the Opening Balance Sheet was an increase to accumulated deficit by $2,522,015, with a corresponding and offsetting increase to the value of share capital.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

14. RE-ADOPTION OF IFRS AND RECLASSIFICATION OF COMPARATIVE PERIODS (continued)

b. Deferred tax attribution on acquisition of the Contact Properties

Pursuant to US GAAP, a deferred tax liability ("DTL") is recognized for all taxable temporary differences unless they arise from the initial recognition of goodwill. There is no exemption for the initial recognition of an asset or liability in a transaction that is not a business combination, and at the time of the transaction affects neither accounting profit nor taxable profit.  Accordingly, the carrying value of an asset acquired other than in a business combination is adjusted for the amount of the deferred tax recognized.

Using a recognized simultaneous equations method, the Company calculated a DTL (in respect of Nevada net proceeds tax ("NNPT"; calculated at a rate of 5%)), on the respective values of the exploration property assets it has acquired (the "grossed-up value").

In the Clover Acquisition, the aggregate grossed-up value included a DTL of $2,149,915.

In subsequent periods the Company also made the following acquisitions, each of which include attribution of the DTL (determined at the date of each respective acquisition) recognized to the statement of financial position:

- Pony Spur: On September 11, 2017, the Company acquired additional claims through a purchase of what was known as the "Pony Spur" property (now part of Pony Creek).  A DTL of $7,437 was recognized pursuant to the acquisition.

- Poker Flats: On September 11, 2017, the Company acquired additional claims through a purchase of what was known as the "Poker Flats property (now part of Dixie Flats). A DTL of $3,407 was recognized pursuant to the acquisition.

- Cobb Creek: On November 7, 2017, the Company acquired the remaining 51% interest in the Cobb Creek property from the Cobb Counterparty in exchange for six annual payments of USD 30,000; the first 3 of which have been paid. A DTL of $8,213 was recognized pursuant to the acquisition.

- Lumps, Umps & East Bailey:  On February 6, 2018, the Company acquired claim blocks known as the Lumps, Umps & East Bailey, which are contiguous to Pony Creek. A DTL of $8,260 was recognized pursuant to the acquisition.

- Green Springs: On July 23, 2019, the Company entered into the Green Springs Option securing an option to purchase a 100% interest in the Green Springs property.  The Company issued consideration in Contact Shares and cash upon entering into the agreement, and subsequently issued additional Contact Shares in satisfaction of the first anniversary payment. A DTL of $23,083 was recognized pursuant to the acquisition.

In IFRS, a deferred tax liability is recognized for a temporary difference, except to the extent the deferred tax liability arises from:

  the initial recognition of goodwill; or
  the initial recognition of an asset or liability in a transaction that:

- is not a business combination; and

- at the time of the transaction, affects neither accounting profit nor taxable profit.

The grossed-up value is not reflected on the value of the Contact Properties determined under IFRS.

The Company recognized an impairment loss on the statement of loss and comprehensive loss on certain of the Contact Properties further to a decision to dispose or abandon a particular exploration property.  The amount of such impairment typically reflects the grossed-up value.  A list of such impairment charges and the different amounts recognized pursuant to IFRS follows:

- Golden Cloud, and Santa Renia: On November 27, 2018, the Company closed a transaction to sell its Golden Cloud and Santa Renia properties to Waterton Nevada.  The Company recognized a $1,962,061 loss on the transaction in the year ended December 31, 2018 in its US GAAP financial statements.  An additional impairment amount of $132,790 relating to deferred taxes was treated as a tax recovery recognized to the statement of loss and comprehensive loss. There was no similar tax recovery amount recognized when determined using values determined in accordance with IFRS.

- Woodruff: During the year ended December 31, 2018, the Company determined to impair those exploration property claims that comprise the Woodruff property.  Accordingly, the carrying value of Woodruff was written down to $nil.  The impairment recognized pursuant to US GAAP, includes an additional amount of $4,483 relating to deferred taxes which was treated as a tax recovery recognized to the statement of loss and comprehensive loss.  There was no similar tax recovery amount recognized when determined using values determined in accordance with IFRS.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

14. RE-ADOPTION OF IFRS AND RECLASSIFICATION OF COMPARATIVE PERIODS (continued)

b.  Deferred tax attribution on acquisition of the Contact Properties (continued)

- Dry Hills, and Rock Horse:  During the nine-month period ended September 30, 2019, the Company determined to abandon those exploration property claims that comprise the Dry Hills, and Rock Horse properties; accordingly, the carrying value of these properties was written down by $1,381,434 in its US GAAP financial statements to $nil.  The impairment recognized pursuant to US GAAP, includes an additional amount of $69,072 relating to deferred taxes which was treated as a tax recovery, and recognized to the statement of loss and comprehensive loss. There was no similar tax recovery amount recognized when determined using values determined in accordance with IFRS.

- Dixie Flats and North Star:  On January 11, 2021, Clover granted an arms' length private company the sole and exclusive option to acquire a 100% interest in the Dixie Flats, North Star, and Woodruff properties. The Company determined to write-down the value of North Star by $616,475 in its US GAAP financial statements to $nil, and Dixie Flats by $2,757,688 to $776,888. The impairment recognized pursuant to US GAAP, includes an additional amount of $175,965 relating to deferred taxes which was treated as a tax recovery, and recognized to the statement of loss and comprehensive loss.  There was no similar tax recovery amount recognized when determined using values determined in accordance with IFRS.

- Wilson Peak: As a consequence of the Wilson Peak Option, on November 20, 2020, the Company recognized a write-down to the value of Wilson Peak of $412,827, with an additional amount of $21,167 relating to deferred taxes written-off, and treated as a tax recovery in its US GAAP financial statements.  There was no similar tax recovery amount recognized when determined using values determined in accordance with IFRS.

- Hot Creek, Rock Creek, and Sno:  The write-down recognised on the value of Wilson Peak gave rise to a write-down in its US GAAP financial statements to the values of the Hot Creek, Rock Creek, and Sno properties of $3,013,326, in aggregate, with an additional amount of $163,066 relating to deferred taxes, and treated as a tax recovery. There was no similar tax recovery amount recognized when determined using values determined in accordance with IFRS.

The aggregate deferred tax-related impact of Re-adoption, as reflected on the Opening Balance Sheet is (i) a decrease to the carrying value of the Contact Properties; (ii) a decrease to accumulated deficit with the aggregate tax recovery recognized; and (iii) a decrease to the value of the deferred tax balance disclosed in the financial statement tax note.

c. Reclamation obligations and other provisions and contingencies

US GAAP requires the discount rate to be used to depend upon the nature of the provision. However, when a provision is measured at fair value, the time value of money and the risks specific to the liability should be considered.

In IFRS, the discount rate used should be a pre-tax discount rate that reflects current market assessments of the time value of money, and risks specific to the liability that have not been reflected in the best estimate of the expenditure. The increase in the provision due to the passage of time is recognized as an interest expense.

There was no impact on Re-adoption.

d. Income and loss per share

Income and loss per common share is calculated in US GAAP by deducting both the dividends declared in the period (whether or not paid) and the dividends accumulated for the period on preferred shares (whether or not earned) from the income or loss for the period, and dividing the result by the weighted average number of common shares outstanding during the period.

Under IFRS, the inclusion of accumulated dividends on preferred shares is not included; and accordingly the income or loss per share differs than that reported under US GAAP.

e. Estimates and judgements

In accordance with IFRS 1, an entity's estimates under IFRS at the date of transition to IFRS must be consistent with estimates made for the same date under the previous GAAP applied, unless there is objective evidence that those estimates were in error.  In the Company's case with Re-adoption, all estimates are consistent with its US GAAP estimates for the same date.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

14. RE-ADOPTION OF IFRS AND RECLASSIFICATION OF COMPARATIVE PERIODS (continued)

The January 1, 2020, US GAAP statement of financial position (the Opening Balance Sheet) has been reconciled to IFRS as follows:

	Ref.	US GAAP	Re-adoption adjustments	IFRS
Assets
Current assets
Cash and cash equivalents		$844,169	$-	$844,169
Prepaids and deposits		301,879	-	301,879
Receivables		92,695	-	92,695
Total current assets		$1,238,743	$-	$1,238,743

Non-current assets
Marketable securities		$56,250	$-	$56,250
Bonding deposit		-	-	-
Fixed assets		16,212	-	16,212
Exploration properties	(b)	38,364,014	(1,918,202)(1)	36,445,812
Total non-current assets		$38,436,476	$(1,918,202)	$36,518,274

Total assets		$39,675,219	$(1,918,202)	$37,757,017

Liabilities and shareholders' equity
Current liabilities
Payables and accrued liabilities		$468,058	$-	$468,058
Other current liabilities		33,376	-	33,376
Total current liabilities		$501,434	$-	$501,434

Non-current liabilities
Redeemable preferred stock		$13,246,524	$-	$13,246,524
Other non-current liabilities		51,622	-	51,622
Deferred tax liability	(b)	1,918,202	(1,918,202)	-
Total non-current liabilities		$15,216,348	$(1,918,202)	$13,298,146

Total liabilities		$15,717,782	$(1,918,202)	$13,799,580

Shareholders' equity
Share capital		$44,562,187	$2,522,016	$47,084,203
Contributed surplus		3,012,870	-	3,012,870
Accumulated other comprehensive loss		(1,398,180)	-	(1,398,180)
Accumulated deficit	(a), (b)	(22,219,440)	(2,522,016)	(24,741,456)
Total shareholders' equity		$23,957,437	$-	$23,957,437

Total liabilities and shareholders' equity		$39,675,219	$(1,918,202)	$37,757,017

(1) Adjustment for deferred tax reflects the opening balance from the Clover Acquisition of $2,149,915, adjusted for the tax recovery recognized on the disposals and impairments recognized on the Golden Cloud, Santa Renia, Woodruff, Dry Hill, and Rock Horse properties, and the deferred tax balance arising from the acquisitions in prior to the period. (Note 14(b)).

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

14. RE-ADOPTION OF IFRS AND RECLASSIFICATION OF COMPARATIVE PERIODS (continued)

The December 31, 2020, US GAAP statement of financial position has been reconciled to IFRS as follows:

	Ref.	US GAAP	Re-adoption adjustments		IFRS
Assets
Current assets
Cash and cash equivalents		$4,753,148	$-		$4,753,148
Prepaids and deposits		335,907	-		335,907
Receivables		73,889	-		73,889
Total current assets		$5,162,944	$-		$5,162,944

Non-current assets
Marketable securities		$150,000	$-		$150,000
Bonding deposit		-	-		-
Fixed assets		8,257	-		8,257
Exploration properties	(b)	30,760,396	(1,538,018	)(1)	29,222,378
Total non-current assets		$30,918,653	$(1,538,018)		$29,380,635

Total assets		$36,081,597	$(1,538,018)		$34,543,579

Liabilities and shareholders' equity
Current liabilities
Payables and accrued liabilities		$379,765	$-		$379,765
Other current liabilities		32,733	-		32,733
Total current liabilities		$412,498	$-		$412,498

Non-current liabilities
Redeemable preferred stock		$-	$-		$-
Other non-current liabilities		169,195	-		169,195
Deferred tax liability	(b)	1,538,018	(1,538,018)		-
Total non-current liabilities		$1,707,213	$(1,538,018)		$169,195

Total liabilities		$2,119,711	$(1,538,018)		$581,693

Shareholders' equity
Share capital		$69,865,410	$2,522,016		$72,387,426
Contributed surplus		6,075,498	-		6,075,498
Accumulated other comprehensive loss		(2,045,437)	-		(2,045,437)
Accumulated deficit	(a), (b)	(39,933,585)	(2,522,016)		(42,455,601)
Total shareholders' equity		$33,961,886	$-		$33,961,886

Total liabilities and shareholders' equity		$36,081,597	$(1,538,018)		$34,543,579

(1)  Adjustment for deferred tax reflects the opening balance from the Clover Acquisition of $2,149,915, adjusted for the tax recovery recognized on the disposals and impairments recognized on the Golden Cloud, Santa Renia, Woodruff, Dry Hill, Rock Horse, Dixie Flats, North Star, Wilson Peak, Hot Creek, and Sno properties, and the deferred tax balance arising from the acquisitions in prior to the period (Note 14(b)).

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

14.  RE-ADOPTION OF IFRS AND RECLASSIFICATION OF COMPARATIVE PERIODS (continued)

The US GAAP statement of loss and comprehensive loss for the year ended December 31, 2020, has been reconciled to IFRS as follows:

	Ref.	US GAAP	Re-adoption adjustments		IFRS
Operating expenses:
Write down of exploration properties		$6,962,863	$(360,198	)(1)	$6,602,665
Loss on redemption of Preferred Shares		3,605,230	-		3,605,230
Exploration and evaluation expenditures		3,265,778	-		3,265,778
Accretion of redeemable preferred stock obligation		1,956,008	-		1,956,008
Wages and salaries		1,273,182	-		1,273,182
Professional, legal, and advisory fees		524,049	-		524,049
Foreign exchange loss		413,769	-		413,769
Stock-based compensation		266,774	-		266,774
Administrative, office, and general		246,592	-		246,592
Investor relations, promotion, and advertising		180,835	-		180,835
Accretion of Cobb Creek obligation		15,927	-		15,927
Interest and other income		(2,247)	-		(2,247)
Gain on embedded derivatives		(634,417)	-		(634,417)

Loss before income taxes		$18,074,343	$(360,198)		$17,714,145
Tax recovery	(b)	(360,198)	360,198		-
Loss for the year		$17,714,145	$-		$17,714,145

Other comprehensive loss (gain)
Net fair value loss on financial assets		(18,750)	-		(18,750)
Exchange difference on translation of foreign operations		(628,507)	-		(628,507)
Comprehensive loss for the year		$18,361,402	$-		$18,361,402

Loss per Contact Share
Basic and diluted loss per share		$0.14			$0.14
Weighted average number of Contact Shares (basic and diluted)		128,707,739			128,707,739

(1)  Adjustment for the impairment of the deferred tax balance recognized on the Dixie Flats, North Star, Wilson Peak, Hot Creek, and Sno properties (Note 14(b)).

The Re-adoption did not have a significant impact on the Company's consolidated statements of loss and comprehensive loss, or the statement of cash flows for the three- and nine-month periods ended September 30, 2020. As a result, no quantitative reconciliation was performed.

CONTACT GOLD CORP.

Notes to the Condensed Interim Consolidated Financial Statements

Three and nine months ended September 30, 2021, and 2020

(Expressed in Canadian dollars, unless otherwise noted - unaudited)

14. RE-ADOPTION OF IFRS AND RECLASSIFICATION OF COMPARATIVE PERIODS (continued)

The US GAAP Statement of Equity as at each of January 1, 2020, September 30, 2020, and December 31, 2020 have been reconciled to IFRS as follows:

	Ref.	December 31, 2020	September 30, 2020	January 1, 2020
Total Equity (US GAAP)		$33,961,885	$44,639,037	$23,957,436
Listing expense on RTO Transaction	(a)	(2,200,747)	(2,200,747)	(2,200,747)
Accumulated RTO Expense	(a)	(321,268)	(321,268)	(321,268)
Accumulated deficit	(a)	2,522,016	2,522,016	2,522,016

Total Equity (IFRS)		$33,961,886	$44,639,037	$23,957,437